Exhibit 99.1
Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018
News Release

FOR IMMEDIATE RELEASE	October 16, 2019
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 939-9000
Web site address: www.wintrust.com

Wintrust Financial Corporation Reports Record Third Quarter 2019 Net Income of $99.1 million and Year-to-Date Net Income of $269.7 million

ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced net income of $99.1 million or $1.69 per diluted common share for the third quarter of 2019, an increase in diluted earnings per common share of 22.5% compared to the prior quarter and 7.6% compared to the third quarter of 2018. The Company recorded net income of $269.7 million or $4.60 per diluted common share for the first nine months of 2019 compared to net income of $263.5 million or $4.50 per diluted common share for the same period of 2018.

Highlights of the Third Quarter of 2019:
Comparative information to the second quarter of 2019

•	Total assets increased by $1.3 billion or 15% on an annualized basis.

•	Total loans increased by $406 million or 6% on an annualized basis.

•	Total deposits increased by $1.2 billion or 17% on an annualized basis, the increase was net of a $552 million reduction in brokered deposits.

•
Mortgage banking production revenue increased by $12.8 million as mortgage loans originated for sale totaled $1.4 billion in the third quarter of 2019 as compared to $1.2 billion in the second quarter of 2019.

•	Net interest income decreased by $1.3 million as a 25 basis point decline in net interest margin was partially offset by a $1.7 billion increase in average earning assets.

•	The net overhead ratio declined by 24 basis points to 1.40%, effectively offsetting the impact of the net interest margin decline.

•
Recorded net charge-offs of $9.4 million in the third quarter of 2019 as compared to $22.3 million in the second quarter of 2019. The $9.4 million includes $4.0 million of additional net charge-offs related to the three non-performing credits disclosed in the second quarter of 2019.

•	The ratio of non-performing assets to total assets declined by two basis points to 0.38%.

Other highlights of the third quarter of 2019

•	Total period end loans were $364 million higher than average total loans in the current quarter.

•	Loans to deposits ratio ended the period at 89.6%.

•	Recorded a $3.9 million reduction to FDIC insurance expense related to assessment credits received from the FDIC.

•	Recorded a reduction in value of mortgage servicing rights related to changes in fair value model assumptions, net of derivative contract activity held as an economic hedge, of $4.0 million.

•	Recorded acquisition related costs of $1.3 million in the third quarter of 2019 as compared to $238,000 in the second quarter of 2019.

Expansion activity

•	Opened two new branches in the city of Chicago.

•
Completed the previously announced acquisition of STC Bancshares Corp., the parent company of STC Capital Bank, early in the fourth quarter of 2019. STC Capital Bank had approximately $190 million in loans and approximately $244 million in deposits as of June 30, 2019.

•
Announced an agreement to acquire SBC, Incorporated, the parent company of Countryside Bank, which is expected to close in the fourth quarter of 2019. Countryside Bank had approximately $420 million in loans and approximately $511 million in deposits as of June 30, 2019.

Edward J. Wehmer, President and Chief Executive Officer, commented, "Wintrust reported record net income of $99.1 million for the third quarter of 2019, up from $81.5 million in the second quarter of 2019. The Company experienced strong balance sheet growth as total assets were $1.3 billion higher than the prior quarter end and $4.8 billion higher than at the third quarter of 2018. The third quarter was characterized by strong balance sheet growth, decreased net interest margin, increased mortgage banking revenue, improved credit quality, and a continued focus to increase franchise value in our market area."

Mr. Wehmer continued, "The Company experienced significant growth in retail deposits demonstrating the value of our local brand and branch network. We are pleased to now have the largest deposit base in the Chicago market area among locally headquartered banks. Total deposits increased by $1.2 billion in the third quarter of 2019 which was net of a reduction of $552 million in brokered deposits to optimize our funding base. Non-brokered deposits now comprise approximately 96% of total deposits. Additionally, the Company grew total loans by $406 million with growth diversified across various loan portfolios including the commercial real estate, commercial premium finance receivables, life insurance premium finance receivables and residential real estate portfolios. We remain aggressive in growing quality assets that meet our standards and will seek to fund that by expanding deposit market share and household penetration."

Mr. Wehmer commented, "Net interest margin declined by 25 basis points in the third quarter of 2019 as compared to the second quarter of 2019 primarily due to downward repricing of variable rate loans and increased levels of interest bearing cash. However, net interest income only decreased slightly as compared to the prior quarter due to growth in earning assets. We expect to begin to realize the benefit of declining deposit rates in the fourth quarter of 2019 as this typically lags changes in the interest rate environment. We plan to deploy the excess liquidity gathered in the third quarter of 2019 to enhance net interest income and also believe that the announced acquisitions will be accretive to net interest margin. As always, we will strive to grow without a commensurate increase in expenses and will primarily measure that with the net overhead ratio which improved to 1.40%, or by 24 basis points in the third quarter compared to the prior quarter."

Mr. Wehmer noted, “Our mortgage banking business production increased in the current quarter as loan volumes originated for sale increased to $1.4 billion from $1.2 billion in the second quarter of 2019. The favorable increase in origination volumes was primarily a result of increased refinancing activity due to the declining interest rate environment. Additionally, production margin expanded due to strategic efforts to enhance our origination channel mix. Declining long-term interest rates also contributed to a $7.2 million reduction in our mortgage servicing rights portfolio related to payoffs and paydowns as well as a $4.0 million reduction due to changes in fair value assumptions, net of hedging gain. However, those declines were more than offset by capitalization of retained servicing rights of $14.0 million in the current quarter. We continue to focus on efficiencies in our delivery channels and our operating costs in our mortgage banking area. We believe that the mortgage rate outlook bodes well for mortgage origination demand in future quarters."

Commenting on credit quality, Mr. Wehmer stated, "Overall credit quality metrics improved in the third quarter of 2019. The Company recorded net charge-offs of $9.4 million in the third quarter of 2019 as compared to $22.3 million in the second quarter of 2019. The $9.4 million includes $4.0 million of additional net charge-offs (which were substantially reserved for in prior quarters) related to the three non-performing credits disclosed in the second quarter of 2019 and represents a return to lower levels of net charge-offs. These three credits are substantially resolved and are not expected to materially impact future quarters. The ratio of non-performing assets as a percent of total assets declined by two basis points to a historically low level of 0.38%. We believe that the Company’s reserves remain appropriate and we remain diligent in our review of credit."

Turning to the future, Mr. Wehmer stated, “We have experienced significant franchise growth in 2019 and believe that our opportunities for both internal and external growth remain consistently strong. We plan to continue our steady and measured approach to achieve our main objectives of growing franchise value, increasing profitability, leveraging our expense infrastructure and continuing to increase shareholder value. Evaluating strategic acquisitions, like the recently completed acquisition of STC Bancshares Corp. and the announced acquisition of SBC, Incorporated, as well as focusing on organic branch growth will continue to be a part of our overall growth strategy with the goal of becoming Chicago’s bank and Wisconsin’s bank."

The graphs below illustrate certain highlights of the third quarter of 2019.

SUMMARY OF RESULTS:

BALANCE SHEET

Total assets grew by $1.3 billion in the third quarter of 2019 primarily due to an $823.7 million increase in interest bearing deposits with banks and $405.5 million of loan growth. There were no material additions to the Company's investment portfolio during the current quarter due to the lack of acceptable financial returns given the current interest rate environment. The Company believes that the $2.3 billion of interest bearing deposits with banks held as of September 30, 2019 is more than sufficient liquidity to operate its business plan. Excess liquidity is expected to be deployed in future quarters to enhance net interest income.

Total liabilities grew by $1.2 billion in the third quarter of 2019 primarily comprised of a $1.2 billion increase in total deposits. The Company successfully leveraged its retail deposit base in the third quarter of 2019 to generate new deposits. In addition, the total deposit growth was net of a $552 million reduction in brokered deposits. Management believes in substantially funding the Company's balance sheet with core deposits and utilizes brokered or wholesale funding sources as appropriate to manage its liquidity position as well as for interest rate risk management purposes. Non-brokered deposits now comprise approximately 96% of total deposits.

For more information regarding changes in the Company’s balance sheet, see Consolidated Statements of Condition and Tables 1 through 4 in this report.

NET INTEREST INCOME

For the third quarter of 2019, net interest income totaled $264.9 million, a decrease of $1.3 million as compared to the second quarter of 2019 and an increase of $17.3 million as compared to the third quarter of 2018. The $1.3 million decrease in net interest income in the third quarter of 2019 compared to the second quarter of 2019 was attributable to a $16.3 million decrease due to a reduction in net interest margin partially offset by a $12.1 million increase related to balance sheet growth and a $2.9 million increase from one more day in the quarter.

Net interest margin was 3.37% (3.39% on a fully taxable-equivalent basis, non-GAAP) during the third quarter of 2019 compared to 3.62% (3.64% on a fully taxable-equivalent basis, non-GAAP) during the second quarter of 2019 and 3.59% (3.61% on a fully taxable-equivalent basis, non-GAAP) during the third quarter of 2018. The 25 basis point decrease in net interest margin in the third quarter of 2019 as compared to the second quarter of 2019 was attributable to a 21 basis point decline in the yield on earnings assets and a five basis point increase in the rate paid on interest bearing liabilities, partially offset by a one basis point increase in the net free funds contribution. The 21 basis point decline in the yield on earning assets in the current quarter as compared to the second quarter of 2019 was primarily due to a 14 basis point decline in the yield on loans along with the impact of a higher average balance of interest bearing cash. The five basis point increase in the rate paid on interest bearing liabilities in the current quarter as compared to the prior quarter is primarily due to a six basis point increase on the rate paid on interest bearing deposits largely due to retail deposit promotions.

For the first nine months of 2019, net interest income totaled $793.0 million, an increase of $82.2 million as compared to the first nine months of 2018. Net interest margin was 3.56% (3.58% on a fully taxable-equivalent basis, non-GAAP) for the first nine months of 2019 compared to 3.58% (3.60% on a fully taxable-equivalent basis, non-GAAP) for the first nine months of 2018.

For more information regarding net interest income, see Tables 5 through 10 in this report.

ASSET QUALITY

The allowance for credit losses is comprised of the allowance for loan losses and the allowance for unfunded lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for unfunded lending-related commitments (separate liability account) relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The provision for credit losses may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit).

Net charge-offs as a percentage of average total loans, in the third quarter of 2019 totaled 15 basis points on an annualized basis compared to 36 basis points on an annualized basis in the second quarter of 2019 and eight basis points on an annualized basis in the third quarter of 2018. Net charge-offs totaled $9.4 million in the third quarter of 2019, a $12.8 million decrease from $22.3 million in the second quarter of 2019 and a $4.8 million increase from $4.7 million in the third quarter of 2018. The $9.4 million of net charge-offs in the current quarter includes $4.0 million of additional net charge-offs (which were substantially reserved for in prior quarters) related to the three non-performing credits disclosed in the second quarter of 2019 and represents a return to lower levels of net charge-offs. These three credits are substantially resolved and are not expected to materially impact future quarters. The provision for credit losses totaled $10.8 million for the third quarter of 2019 compared to $24.6 million for the second quarter of 2019 and $11.0 million for the third quarter of 2018. For more information regarding net charge-offs, see Table 11 in this report.

Management believes the allowance for credit losses is appropriate to provide for inherent losses in the portfolio. There can be no assurances, however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for credit losses will be dependent upon management’s assessment of the appropriateness of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans and other factors.

As part of the regular quarterly review performed by management to determine if the Company’s allowance for loan losses is appropriate, an analysis is prepared on the loan portfolio based upon a breakout of core loans and consumer, niche and purchased loans. A summary of the allowance for loan losses calculated for the loan components in both the core loan portfolio and the consumer, niche and purchased loan portfolio as of September 30, 2019 and June 30, 2019 is shown on Table 12 of this report.

As of September 30, 2019, $51.1 million of all loans, or 0.2%, were 60 to 89 days past due and $134.2 million, or 0.5%, were 30 to 59 days (or one payment) past due. As of June 30, 2019, $54.9 million of all loans, or 0.2%, were 60 to 89 days past due and $129.1 million, or 0.5%, were 30 to 59 days (or one payment) past due. Many of the commercial and commercial real estate loans shown as 60 to 89 days and 30 to 59 days past due are included on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis.

The Company’s home equity and residential loan portfolios continue to exhibit low delinquency ratios. Home equity loans at September 30, 2019 that are current with regard to the contractual terms of the loan agreement represent 97.8% of the total home equity portfolio. Residential real estate loans at September 30, 2019 that are current with regards to the contractual terms of the loan agreements comprise 98.4% of total residential real estate loans outstanding. For more information regarding past due loans, see Table 13 in this report.

Purchased loans acquired in a business combination are recorded at estimated fair value on their purchase date. In accordance with accounting guidance, credit deterioration on purchased loans is recorded as a credit discount at the time of purchase. In addition to the $161.8 million of allowance for loan losses, there was $6.8 million of non-accretable credit discount on purchased loans reported in accordance with ASC 310-30 that is available to absorb credit losses as of September 30, 2019.

The ratio of non-performing assets to total assets was 0.38% as of September 30, 2019, compared to 0.40% at June 30, 2019, and 0.52% at September 30, 2018. Non-performing assets, excluding PCI loans, totaled $132.0 million at September 30, 2019, compared to $133.5 million at June 30, 2019 and $155.8 million at September 30, 2018. Non-performing loans, excluding PCI loans, totaled $114.3 million, or 0.44% of total loans, at September 30, 2019 compared to $113.4 million, or 0.45% of total loans, at June 30, 2019 and $127.2 million, or 0.55% of total loans, at September 30, 2018. Other real estate owned ("OREO") of $17.5 million at September 30, 2019 decreased $2.3 million compared to $19.8 million at June 30, 2019 and decreased $10.8 million compared to $28.3 million at September 30, 2018. Management is pursuing the resolution of all non-performing assets. At this time, management believes reserves are appropriate to absorb inherent losses and OREO is appropriately valued at the lower of carrying value or fair value less estimated costs to sell. For more information regarding non-performing assets, see Table 14 in this report.

NON-INTEREST INCOME

Wealth management revenue decreased by $140,000 during the third quarter of 2019 as compared to the second quarter of 2019 primarily due to decreased brokerage commissions. Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and Great Lakes Advisors, the brokerage commissions, managed money fees and insurance product commissions at Wintrust Investments and fees from tax-deferred like-kind exchange services provided by the Chicago Deferred Exchange Company.

Mortgage banking revenue increased by $13.5 million in the third quarter of 2019 as compared to the second quarter of 2019 primarily as a result of higher production revenues and an increase in the fair value of the mortgage servicing rights portfolio in the third quarter of 2019. Production revenue increased by $12.8 million in the third quarter of 2019 as compared to the second quarter of 2019 primarily due to an increase in origination volumes as a result of increased refinancing activity. The percentage of origination volume from refinancing activities was 52% in the third quarter of 2019 as compared to 37% in the second quarter of 2019. Additionally, production margin improved from 2.59% in the second quarter of 2019 to 3.01% in the third quarter of 2019 primarily due to a favorable shift in origination channel mix. Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market.

During the third quarter of 2019, the fair value of the mortgage servicing rights portfolio increased as retained servicing rights led to the capitalization of $14.0 million partially offset by negative fair value adjustments of $4.1 million and a reduction in value of $7.2 million due to payoffs and paydowns of the existing portfolio. The Company purchased an option at the beginning of the third quarter of 2019 to economically hedge a portion of the potential negative fair value changes recorded in earnings related to its mortgage servicing rights portfolio. The option was exercised during the current quarter resulting in a net gain of $82,000 which was recorded in mortgage banking revenue.

The net gains recognized on investment securities in the third quarter of 2019 and second quarter of 2019, respectively, were primarily due to gains on investment securities that were called and unrealized gains recognized on equity securities held by the Company.

Other non-interest income increased by $3.4 million in the third quarter of 2019 as compared to the second quarter of 2019 primarily due to increased income from investments in partnerships and interest rate swaps.

For more information regarding non-interest income, see Tables 15 and 16 in this report.

NON-INTEREST EXPENSE

Salaries and employee benefits expense increased by $7.3 million in the third quarter of 2019 as compared to the second quarter of 2019. The $7.3 million increase is comprised of an increase of $2.7 million in salaries expense, $3.8 million in commissions and incentive compensation and $782,000 in benefits expense. The increase in salaries expense is primarily due to increased staffing as the Company grows and acquisition related expenses. Commissions and incentive compensation increased in the current quarter primarily related to the increased volume of mortgage originations for sale. The increase in benefits expense relates primarily to increases in employee insurance expense in the current quarter.

Equipment expense totaled $13.3 million in the third quarter of 2019, an increase of $555,000 as compared to the second quarter of 2019. The increase in the current quarter relates primarily to increased software licensing expenses.

Advertising and marketing expenses in the third quarter of 2019 increased by $530,000 as compared to the second quarter of 2019 primarily related to higher corporate sponsorship costs as well as increased spending related to deposit generation and brand awareness to grow our loan and deposit portfolios. The level of marketing expenditures depends on the timing of sponsorship programs utilized which are determined based on the market area, targeted audience, competition and various other factors.

FDIC insurance expense totaled $148,000 in the third quarter of 2019, a decrease of $4.0 million as compared to the second quarter of 2019. The decrease in the current quarter relates primarily to FDIC assessment credits received by the 15 Wintrust affiliate banks.

Professional fees expense totaled $8.0 million in the third quarter of 2019, an increase of $1.8 million as compared to the second quarter of 2019. The increase in the current quarter relates primarily to increased fees on consulting services and legal fees. Professional fees include legal, audit, and tax fees, external loan review costs, consulting arrangements and normal regulatory exam assessments.

For more information regarding non-interest expense, see Table 17 in this report.

INCOME TAXES

The Company recorded income tax expense of $35.5 million in the third quarter of 2019 compared to $28.7 million in the second quarter of 2019 and $30.9 million in the third quarter of 2018. The effective tax rates were 26.36% in the third quarter of 2019 compared to 26.06% in the second quarter of 2019 and 25.13% in the third quarter of 2018. During the first nine months of 2019, the Company recorded income tax expense of $93.7 million compared to $89.0 million for the first nine months of 2018. The effective tax rates were 25.78% for the first nine months of 2019 and 25.24% for the first nine months of 2018.

The year-to-date effective tax rates were impacted by excess tax benefits related to share-based compensation. These excess tax benefits were $1.7 million in the first nine months of 2019 and $3.7 million in the first nine months of 2018. Excess tax benefits are expected to be higher in the first quarter when the majority of the Company's shared-based awards vest, and will fluctuate throughout the year based on the Company's stock price and timing of employee stock option exercises and vesting of other share-based awards.

BUSINESS UNIT SUMMARY

Community Banking

Through its community banking unit, the Company provides banking and financial services primarily to individuals, small to mid-sized businesses, local governmental units and institutional clients residing primarily in the local areas the Company services. In the third quarter of 2019, this unit generated significant retail deposit growth. However, the banking segment also experienced net interest margin compression in part due to current market conditions.

Mortgage banking revenue increased from $37.4 million for the second quarter of 2019 to $50.9 million for the third quarter of 2019. Services charges on deposit accounts totaled $10.0 million in the third quarter of 2019 an increase of $695,000 as compared to the second quarter of 2019 primarily due to higher account analysis fees. The Company's gross commercial and commercial real estate loan pipelines remain strong. Before the impact of scheduled payments and prepayments, gross commercial and commercial real estate loan pipelines were estimated to be approximately $1.2 billion to $1.3 billion at September 30, 2019. When adjusted for the probability of closing, the pipelines were estimated to be approximately $730 million to $810 million at September 30, 2019.

Specialty Finance

Through its specialty finance unit, the Company offers financing of insurance premiums for businesses and individuals, equipment financing through structured loans and lease products to customers in a variety of industries and accounts receivable financing, value-added, out-sourced administrative services, and other services. In the third quarter of 2019, the specialty finance unit experienced higher revenue primarily as a result of increased volumes within its insurance premium financing receivables portfolio. Originations within the insurance premium financing receivables portfolio were $2.4 billion during the third quarter of 2019 and average balances increased by $446.4 million as compared to the second quarter of 2019. The increase in average balances primarily resulted in a $6.5 million increase in interest income attributed to the insurance premium finance receivables portfolio. The Company's leasing business grew during the third quarter of 2019, with its portfolio of assets, including capital leases, loans and equipment on operating leases, increasing $98.0 million to $1.5 billion at the end of the third quarter of 2019. Revenues from the Company's out-sourced administrative services business increased to $1.1 million in the third quarter of 2019 as compared to $1.0 million in the second quarter of 2019.

Wealth Management

Through four separate subsidiaries within its wealth management unit, the Company offers a full range of wealth management services, including trust and investment services, tax-deferred like-kind exchange services, asset management, securities brokerage services and 401(k) and retirement plan services. Wealth management revenue decreased by $140,000 in the third quarter of 2019 compared to the second quarter of 2019, totaling $24.0 million in the current period. At September 30, 2019, the Company’s wealth management subsidiaries had approximately $26.1 billion of assets under administration, which included $3.3 billion of assets owned by the Company and its subsidiary banks, representing a $188.4 million increase from the $25.9 billion of assets under administration at June 30, 2019. The increase in the third quarter of 2019 was primarily due to increased business.

ITEMS IMPACTING COMPARATIVE FINANCIAL RESULTS

Acquisitions

On May 24, 2019, the Company completed the Oak Bank Acquisition. Through this business combination, the Company acquired Oak Bank's one banking location in Chicago, Illinois, as well as approximately $223.8 million in assets, including approximately $126.1 million in loans, and approximately $161.2 million in deposits. The Company recorded goodwill of $10.7 million on the acquisition.

On December 14, 2018, the Company acquired Elektra Holding Company, LLC ("Elektra"), the parent company of Chicago Deferred Exchange Company, LLC ("CDEC"). CDEC is a provider of Qualified Intermediary services (as defined by U.S. Treasury regulations) for taxpayers seeking to structure tax-deferred like-kind exchanges under Internal Revenue Code Section 1031.  CDEC has successfully facilitated more than 8,000 like-kind exchanges in the past decade for taxpayers nationwide.  These transactions typically generate customer deposits during the period following the sale of the property until such proceeds are used to purchase a replacement property.  The Company recorded goodwill of $37.6 million on the acquisition.

On December 7, 2018, the Company completed its acquisition of certain assets and the assumption of certain liabilities of American Enterprise Bank ("AEB"). Through this asset acquisition, the Company acquired approximately $164.0 million in assets, including approximately $119.3 million in loans, and approximately $150.8 million in deposits.

On August 1, 2018, the Company completed its acquisition of Chicago Shore Corporation ("CSC"). CSC was the parent company of Delaware Place Bank. Through this business combination, the Company acquired Delaware Place Bank's one banking location in Chicago, Illinois as well as approximately $282.8 million in assets, including approximately $152.7 million in loans, and approximately $213.1 million in deposits. The Company recorded goodwill of $26.6 million on the acquisition.

On January 4, 2018, the Company acquired iFreedom Direct Corporation DBA Veterans First Mortgage ("Veterans First") with assets including mortgage-servicing-rights on approximately 10,000 loans, totaling an estimated $1.6 billion in unpaid principal balance. The Company recorded goodwill of $9.1 million on the acquisition.

WINTRUST FINANCIAL CORPORATION
Key Operating Measures

Wintrust’s key operating measures and growth rates for the third quarter of 2019, as compared to the second quarter of 2019 (sequential quarter) and third quarter of 2018 (linked quarter), are shown in the table below:

				% or(4) basis point (bp) change from 2nd Quarter 2019		% or basis point (bp) change from 3rd Quarter 2018
	Three Months Ended
(Dollars in thousands, except per share data)	Sep 30, 2019	Jun 30, 2019	Sep 30, 2018
Net income	$99,121	$81,466	$91,948	22%		8%
Net income per common share – diluted	1.69	1.38	1.57	22		8
Net revenue (1)	379,989	364,360	347,493	4		9
Net interest income	264,852	266,202	247,563	(1)		7
Net interest margin	3.37%	3.62%	3.59%	(25)	bp	(22)	bp
Net interest margin - fully taxable equivalent (non-GAAP) (2)	3.39	3.64	3.61	(25)		(22)
Net overhead ratio (3)	1.40	1.64	1.53	(24)		(13)
Return on average assets	1.16	1.02	1.24	14		(8)
Return on average common equity	11.42	9.68	11.86	174		(44)
Return on average tangible common equity (non-GAAP) (2)	14.36	12.28	14.64	208		(28)
At end of period
Total assets	$34,911,902	$33,641,769	$30,142,731	15%		16%
Total loans (5)	25,710,171	25,304,659	23,123,951	6		11
Total deposits	28,710,379	27,518,815	24,916,715	17		15
Total shareholders’ equity	3,540,325	3,446,950	3,179,822	11		11

(1)	Net revenue is net interest income plus non-interest income.

(2)	See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information on this performance measure/ratio.

(3)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's average total assets. A lower ratio indicates a higher degree of efficiency.

(4)	Period-end balance sheet percentage changes are annualized.

(5)	Excludes mortgage loans held-for-sale.
Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Financial Highlights.”

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights

	Three Months Ended					Nine Months Ended
(Dollars in thousands, except per share data)	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Sep 30, 2019	Sep 30, 2018
Selected Financial Condition Data (at end of period):
Total assets	$34,911,902	$33,641,769	$32,358,621	$31,244,849	$30,142,731
Total loans (1)	25,710,171	25,304,659	24,214,629	23,820,691	23,123,951
Total deposits	28,710,379	27,518,815	26,804,742	26,094,678	24,916,715
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Total shareholders’ equity	3,540,325	3,446,950	3,371,972	3,267,570	3,179,822
Selected Statements of Income Data:
Net interest income	$264,852	$266,202	$261,986	$254,088	$247,563	$793,040	$710,815
Net revenue (2)	379,989	364,360	343,643	329,396	347,493	1,087,992	991,657
Net income	99,121	81,466	89,146	79,657	91,948	269,733	263,509
Net income per common share – Basic	1.71	1.40	1.54	1.38	1.59	4.65	4.57
Net income per common share – Diluted	1.69	1.38	1.52	1.35	1.57	4.60	4.50
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	3.37%	3.62%	3.70%	3.61%	3.59%	3.56%	3.58%
Net interest margin - fully taxable equivalent (non-GAAP) (3)	3.39	3.64	3.72	3.63	3.61	3.58	3.60
Non-interest income to average assets	1.35	1.23	1.06	0.99	1.34	1.22	1.31
Non-interest expense to average assets	2.74	2.87	2.79	2.78	2.87	2.80	2.87
Net overhead ratio (4)	1.40	1.64	1.72	1.79	1.53	1.58	1.56
Return on average assets	1.16	1.02	1.16	1.05	1.24	1.11	1.23
Return on average common equity	11.42	9.68	11.09	10.01	11.86	10.74	11.71
Return on average tangible common equity (non-GAAP) (3)	14.36	12.28	14.14	12.48	14.64	13.60	14.47
Average total assets	$33,954,592	$32,055,769	$31,216,171	$30,179,887	$29,525,109	$32,418,875	$28,640,380
Average total shareholders’ equity	3,496,714	3,414,340	3,309,078	3,200,654	3,131,943	3,407,398	3,064,396
Average loans to average deposits ratio	90.6%	93.9%	92.7%	92.4%	92.2%	92.4%	94.2%
Period-end loans to deposits ratio	89.6	92.0	90.3	91.3	92.8
Common Share Data at end of period:
Market price per common share	$64.63	$73.16	$67.33	$66.49	$84.94
Book value per common share	60.24	58.62	57.33	55.71	54.19
Tangible book value per common share (non-GAAP) (3)	49.16	47.48	46.38	44.67	44.16
Common shares outstanding	56,698,429	56,667,846	56,638,968	56,407,558	56,377,169
Other Data at end of period:
Tier 1 leverage ratio (5)	8.8%	9.1%	9.1%	9.1%	9.3%
Risk-based capital ratios:
Tier 1 capital ratio (5)	9.7	9.6	9.8	9.7	10.0
Common equity tier 1 capital ratio(5)	9.3	9.2	9.3	9.3	9.5
Total capital ratio (5)	12.4	12.4	11.7	11.6	12.0
Allowance for credit losses (6)	$163,273	$161,901	$159,622	$154,164	$151,001
Non-performing loans	114,284	113,447	117,586	113,234	127,227
Allowance for credit losses to total loans (6)	0.64%	0.64%	0.66%	0.65%	0.65%
Non-performing loans to total loans	0.44	0.45	0.49	0.48	0.55
Number of:
Bank subsidiaries	15	15	15	15	15
Banking offices	174	172	170	167	166

(1)	Excludes mortgage loans held-for-sale.

(2)	Net revenue includes net interest income and non-interest income.

(3)	See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 18 for additional information on this performance measure/ratio.

(4)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(In thousands)	2019	2019	2019	2018	2018
Assets
Cash and due from banks	$448,755	$300,934	$270,765	$392,142	$279,936
Federal funds sold and securities purchased under resale agreements	59	58	58	58	57
Interest bearing deposits with banks	2,260,806	1,437,105	1,609,852	1,099,594	1,137,044
Available-for-sale securities, at fair value	2,270,059	2,186,154	2,185,782	2,126,081	2,164,985
Held-to-maturity securities, at amortized cost	1,095,802	1,191,634	1,051,542	1,067,439	966,438
Trading account securities	3,204	2,430	559	1,692	688
Equity securities with readily determinable fair value	46,086	44,319	47,653	34,717	36,414
Federal Home Loan Bank and Federal Reserve Bank stock	92,714	92,026	89,013	91,354	99,998
Brokerage customer receivables	14,943	13,569	14,219	12,609	15,649
Mortgage loans held-for-sale	464,727	394,975	248,557	264,070	338,111
Loans, net of unearned income	25,710,171	25,304,659	24,214,629	23,820,691	23,123,951
Allowance for loan losses	(161,763)	(160,421)	(158,212)	(152,770)	(149,756)
Net loans	25,548,408	25,144,238	24,056,417	23,667,921	22,974,195
Premises and equipment, net	721,856	711,214	676,037	671,169	664,469
Lease investments, net	228,647	230,111	224,240	233,208	199,241
Accrued interest receivable and other assets	1,087,864	1,023,896	888,492	696,707	700,568
Trade date securities receivable	—	237,607	375,211	263,523	—
Goodwill	584,315	584,911	573,658	573,141	537,560
Other intangible assets	43,657	46,588	46,566	49,424	27,378
Total assets	$34,911,902	$33,641,769	$32,358,621	$31,244,849	$30,142,731
Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$7,067,960	$6,719,958	$6,353,456	$6,569,880	$6,399,213
Interest bearing	21,642,419	20,798,857	20,451,286	19,524,798	18,517,502
Total deposits	28,710,379	27,518,815	26,804,742	26,094,678	24,916,715
Federal Home Loan Bank advances	574,847	574,823	576,353	426,326	615,000
Other borrowings	410,488	418,057	372,194	393,855	373,571
Subordinated notes	435,979	436,021	139,235	139,210	139,172
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Trade date securities payable	226	—	—	—	—
Accrued interest payable and other liabilities	986,092	993,537	840,559	669,644	664,885
Total liabilities	31,371,577	30,194,819	28,986,649	27,977,279	26,962,909
Shareholders’ Equity:
Preferred stock	125,000	125,000	125,000	125,000	125,000
Common stock	56,825	56,794	56,765	56,518	56,486
Surplus	1,574,011	1,569,969	1,565,185	1,557,984	1,553,353
Treasury stock	(6,799)	(6,650)	(6,650)	(5,634)	(5,547)
Retained earnings	1,830,165	1,747,266	1,682,016	1,610,574	1,543,680
Accumulated other comprehensive loss	(38,877)	(45,429)	(50,344)	(76,872)	(93,150)
Total shareholders’ equity	3,540,325	3,446,950	3,371,972	3,267,570	3,179,822
Total liabilities and shareholders’ equity	$34,911,902	$33,641,769	$32,358,621	$31,244,849	$30,142,731

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended					Nine Months Ended
(In thousands, except per share data)	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Sep 30, 2019	Sep 30, 2018
Interest income
Interest and fees on loans	$314,277	$309,161	$296,987	$283,311	$271,134	$920,425	$761,191
Mortgage loans held-for-sale	3,478	3,104	2,209	3,409	5,285	8,791	12,329
Interest bearing deposits with banks	10,326	5,206	5,300	5,628	5,423	20,832	11,462
Federal funds sold and securities purchased under resale agreements	310	—	—	—	—	310	1
Investment securities	24,758	27,721	27,956	26,656	21,710	80,435	60,726
Trading account securities	20	5	8	14	11	33	29
Federal Home Loan Bank and Federal Reserve Bank stock	1,294	1,439	1,355	1,343	1,235	4,088	3,988
Brokerage customer receivables	164	178	155	235	164	497	488
Total interest income	354,627	346,814	333,970	320,596	304,962	1,035,411	850,214
Interest expense
Interest on deposits	76,168	67,024	60,976	55,975	48,736	204,168	110,578
Interest on Federal Home Loan Bank advances	1,774	4,193	2,450	2,563	1,947	8,417	9,849
Interest on other borrowings	3,466	3,525	3,633	3,199	2,003	10,624	5,400
Interest on subordinated notes	5,470	2,806	1,775	1,788	1,773	10,051	5,333
Interest on junior subordinated debentures	2,897	3,064	3,150	2,983	2,940	9,111	8,239
Total interest expense	89,775	80,612	71,984	66,508	57,399	242,371	139,399
Net interest income	264,852	266,202	261,986	254,088	247,563	793,040	710,815
Provision for credit losses	10,834	24,580	10,624	10,401	11,042	46,038	24,431
Net interest income after provision for credit losses	254,018	241,622	251,362	243,687	236,521	747,002	686,384
Non-interest income
Wealth management	23,999	24,139	23,977	22,726	22,634	72,115	68,237
Mortgage banking	50,864	37,411	18,158	24,182	42,014	106,433	112,808
Service charges on deposit accounts	9,972	9,277	8,848	9,065	9,331	28,097	27,339
Gains (losses) on investment securities, net	710	864	1,364	(2,649)	90	2,938	(249)
Fees from covered call options	—	643	1,784	626	627	2,427	2,893
Trading gains (losses), net	11	(44)	(171)	(155)	(61)	(204)	166
Operating lease income, net	12,025	11,733	10,796	10,882	9,132	34,554	27,569
Other	17,556	14,135	16,901	10,631	16,163	48,592	42,079
Total non-interest income	115,137	98,158	81,657	75,308	99,930	294,952	280,842
Non-interest expense
Salaries and employee benefits	141,024	133,732	125,723	122,111	123,855	400,479	357,966
Equipment	13,314	12,759	11,770	11,523	10,827	37,843	31,426
Operating lease equipment depreciation	8,907	8,768	8,319	8,462	7,370	25,994	20,843
Occupancy, net	14,991	15,921	16,245	15,980	14,404	47,157	41,834
Data processing	6,522	6,204	7,525	8,447	9,335	20,251	26,580
Advertising and marketing	13,375	12,845	9,858	9,414	11,120	36,078	31,726
Professional fees	8,037	6,228	5,556	9,259	9,914	19,821	23,047
Amortization of other intangible assets	2,928	2,957	2,942	1,407	1,163	8,827	3,164
FDIC insurance	148	4,127	3,576	4,044	4,205	7,851	13,165
OREO expense, net	1,170	1,290	632	1,618	596	3,092	4,502
Other	24,138	24,776	22,228	19,068	20,848	71,142	60,502
Total non-interest expense	234,554	229,607	214,374	211,333	213,637	678,535	614,755
Income before taxes	134,601	110,173	118,645	107,662	122,814	363,419	352,471
Income tax expense	35,480	28,707	29,499	28,005	30,866	93,686	88,962
Net income	$99,121	$81,466	$89,146	$79,657	$91,948	$269,733	$263,509
Preferred stock dividends	2,050	2,050	2,050	2,050	2,050	6,150	6,150
Net income applicable to common shares	$97,071	$79,416	$87,096	$77,607	$89,898	$263,583	$257,359
Net income per common share - Basic	$1.71	$1.40	$1.54	$1.38	$1.59	$4.65	$4.57
Net income per common share - Diluted	$1.69	$1.38	$1.52	$1.35	$1.57	$4.60	$4.50
Cash dividends declared per common share	$0.25	$0.25	$0.25	$0.19	$0.19	$0.75	$0.57
Weighted average common shares outstanding	56,690	56,662	56,529	56,395	56,366	56,627	56,268
Dilutive potential common shares	773	699	699	892	918	724	912
Average common shares and dilutive common shares	57,463	57,361	57,228	57,287	57,284	57,351	57,180

TABLE 1: LOAN PORTFOLIO MIX AND GROWTH RATES

						% Growth From
(Dollars in thousands)	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Dec 31, 2018 (1)	Sep 30, 2018
Balance:
Commercial	$8,195,602	$8,270,774	$7,994,191	$7,828,538	$7,473,958	6%	10%
Commercial real estate	7,448,667	7,276,244	6,973,505	6,933,252	6,746,774	10	10
Home equity	512,303	527,370	528,448	552,343	578,844	(10)	(11)
Residential real estate	1,218,666	1,118,178	1,053,524	1,002,464	924,250	29	32
Premium finance receivables - commercial	3,449,950	3,368,423	2,988,788	2,841,659	2,885,327	29	20
Premium finance receivables - life insurance	4,795,496	4,634,478	4,555,369	4,541,794	4,398,971	7	9
Consumer and other	89,487	109,192	120,804	120,641	115,827	(35)	(23)
Total loans, net of unearned income	$25,710,171	$25,304,659	$24,214,629	$23,820,691	$23,123,951	11%	11%
Mix:
Commercial	32%	33%	33%	33%	32%
Commercial real estate	29	29	29	29	29
Home equity	2	2	2	2	3
Residential real estate	5	4	4	4	4
Premium finance receivables - commercial	13	13	12	12	12
Premium finance receivables - life insurance	19	18	19	19	19
Consumer and other	0	1	1	1	1
Total loans, net of unearned income	100%	100%	100%	100%	100%

(1)	Annualized.

TABLE 2: COMMERCIAL AND COMMERCIAL REAL ESTATE LOAN PORTFOLIOS

	As of September 30, 2019
		% of Total Balance	Nonaccrual	> 90 Days Past Due and Still Accruing	Allowance For Loan Losses Allocation

(Dollars in thousands)	Balance
Commercial:
Commercial, industrial and other	$5,150,567	32.9%	$34,397	$—	$51,463
Franchise	914,774	5.9	3,752	—	8,308
Mortgage warehouse lines of credit	314,697	2.0	—	—	2,481
Asset-based lending	1,045,869	6.7	5,782	—	8,445
Leases	754,163	4.8	—	—	2,069
PCI - commercial loans (1)	15,532	0.1	—	382	361
Total commercial	$8,195,602	52.4%	$43,931	$382	$73,127
Commercial Real Estate:
Construction	$850,575	5.4%	$1,030	$—	$9,405
Land	175,386	1.1	994	—	4,801
Office	996,931	6.4	8,158	—	10,066
Industrial	1,009,680	6.5	100	—	7,021
Retail	1,004,720	6.4	7,174	—	6,718
Multi-family	1,291,825	8.3	690	—	12,504
Mixed use and other	2,002,267	12.8	3,411	—	14,370
PCI - commercial real estate (1)	117,283	0.7	—	4,992	53
Total commercial real estate	$7,448,667	47.6%	$21,557	$4,992	$64,938
Total commercial and commercial real estate	$15,644,269	100.0%	$65,488	$5,374	$138,065

Commercial real estate - collateral location by state:
Illinois	$5,654,827	75.9%
Wisconsin	744,577	10.0
Total primary markets	$6,399,404	85.9%
Indiana	193,350	2.6
Florida	80,120	1.1
Arizona	62,657	0.8
California	67,999	0.9
Other	645,137	8.7
Total commercial real estate	$7,448,667	100.0%

(1)
Purchased credit impaired ("PCI") loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

TABLE 3: DEPOSIT PORTFOLIO MIX AND GROWTH RATES

						% Growth From
(Dollars in thousands)	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Dec 31, 2018 (1)	Sep 30, 2018
Balance:
Non-interest bearing	$7,067,960	$6,719,958	$6,353,456	$6,569,880	$6,399,213	10%	10%
NOW and interest bearing demand deposits	2,966,098	2,788,976	2,948,576	2,897,133	2,512,259	3	18
Wealth management deposits (2)	2,795,838	3,220,256	3,328,781	2,996,764	2,520,120	(9)	11
Money market	7,326,899	6,460,098	6,093,596	5,704,866	5,429,921	38	35
Savings	2,934,348	2,823,904	2,729,626	2,665,194	2,595,164	14	13
Time certificates of deposit	5,619,236	5,505,623	5,350,707	5,260,841	5,460,038	9	3
Total deposits	$28,710,379	$27,518,815	$26,804,742	$26,094,678	$24,916,715	13%	15%
Mix:
Non-interest bearing	25%	24%	24%	25%	26%
NOW and interest bearing demand deposits	10	10	11	11	10
Wealth management deposits (2)	10	12	12	12	10
Money market	25	24	23	22	22
Savings	10	10	10	10	10
Time certificates of deposit	20	20	20	20	22
Total deposits	100%	100%	100%	100%	100%

(1)	Annualized.

(2)
Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wintrust Investments, CDEC, trust and asset management customers of the Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts.

TABLE 4: TIME CERTIFICATES OF DEPOSIT MATURITY/RE-PRICING ANALYSIS
As of September 30, 2019

(Dollars in thousands)	CDARs & Brokered Certificates of Deposit (1)	MaxSafe Certificates of Deposit (1)	Variable Rate Certificates of Deposit (2)	Other Fixed Rate Certificates of Deposit (1)	Total Time Certificates of Deposit	Weighted-Average Rate of Maturing Time Certificates of Deposit (3)
1-3 months	$—	$32,568	$91,118	$701,268	$824,954	1.66%
4-6 months	—	27,147	—	845,167	872,314	2.01
7-9 months	—	11,048	—	1,155,153	1,166,201	2.18
10-12 months	—	18,177	—	529,793	547,970	1.92
13-18 months	—	15,977	—	733,072	749,049	2.36
19-24 months	1,000	9,714	—	1,128,392	1,139,106	2.62
24+ months	—	5,042	—	314,600	319,642	2.30
Total	$1,000	$119,673	$91,118	$5,407,445	$5,619,236	2.17%

(1)	This category of certificates of deposit is shown by contractual maturity date.

(2)	This category includes variable rate certificates of deposit and savings certificates with the majority repricing on at least a monthly basis.

(3)	Weighted-average rate excludes the impact of purchase accounting fair value adjustments.

TABLE 5: QUARTERLY AVERAGE BALANCES

	Average Balance for three months ended,
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(In thousands)	2019	2019	2019	2018	2018
Interest-bearing deposits with banks and cash equivalents (1)	$1,960,898	$893,332	$897,629	$1,042,860	$998,004
Investment securities (2)	3,410,090	3,653,580	3,630,577	3,347,496	3,046,272
FHLB and FRB stock	92,583	105,491	94,882	98,084	88,335
Liquidity management assets (6)	5,463,571	4,652,403	4,623,088	4,488,440	4,132,611
Other earning assets (3)(6)	17,809	15,719	13,591	16,204	17,862
Mortgage loans held-for-sale	379,870	281,732	188,190	265,717	380,235
Loans, net of unearned income (4)(6)	25,346,290	24,553,263	23,880,916	23,164,154	22,823,378
Total earning assets (6)	31,207,540	29,503,117	28,705,785	27,934,515	27,354,086
Allowance for loan losses	(168,423)	(164,231)	(157,782)	(154,438)	(148,503)
Cash and due from banks	297,475	273,679	283,019	271,403	268,006
Other assets	2,618,000	2,443,204	2,385,149	2,128,407	2,051,520
Total assets	$33,954,592	$32,055,769	$31,216,171	$30,179,887	$29,525,109

NOW and interest bearing demand deposits	$2,912,961	$2,878,021	$2,803,338	$2,671,283	$2,519,445
Wealth management deposits	2,888,817	2,605,690	2,614,035	2,289,904	2,517,141
Money market accounts	6,956,755	6,095,285	5,915,525	5,632,268	5,369,324
Savings accounts	2,837,039	2,752,828	2,715,422	2,553,133	2,672,077
Time deposits	5,590,228	5,322,384	5,267,796	5,381,029	5,214,637
Interest-bearing deposits	21,185,800	19,654,208	19,316,116	18,527,617	18,292,624
Federal Home Loan Bank advances	574,833	869,812	594,335	551,846	429,739
Other borrowings	416,300	419,064	465,571	385,878	268,278
Subordinated notes	436,041	220,771	139,217	139,186	139,155
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Total interest-bearing liabilities	22,866,540	21,417,421	20,768,805	19,858,093	19,383,362
Non-interest bearing deposits	6,776,786	6,487,627	6,444,378	6,542,228	6,461,195
Other liabilities	814,552	736,381	693,910	578,912	548,609
Equity	3,496,714	3,414,340	3,309,078	3,200,654	3,131,943
Total liabilities and shareholders’ equity	$33,954,592	$32,055,769	$31,216,171	$30,179,887	$29,525,109

Net free funds/contribution (5)	$8,341,000	$8,085,696	$7,936,980	$8,076,422	$7,970,724

(1)	Includes interest-bearing deposits from banks, federal funds sold and securities purchased under resale agreements.

(2)
Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include non-accrual loans.

(5)
Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(6)	See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information on this performance measure/ratio.

TABLE 6: QUARTERLY NET INTEREST INCOME

	Net Interest Income for three months ended,
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(In thousands)	2019	2019	2019	2018	2018
Interest income:
Interest-bearing deposits with banks and cash equivalents	$10,636	$5,206	$5,300	$5,628	$5,423
Investment securities	25,332	28,290	28,521	27,242	22,285
FHLB and FRB stock	1,294	1,439	1,355	1,343	1,235
Liquidity management assets (2)	37,262	34,935	35,176	34,213	28,943
Other earning assets (2)	189	184	165	253	178
Mortgage loans held-for-sale	3,478	3,104	2,209	3,409	5,285
Loans, net of unearned income (2)	315,255	310,191	298,021	284,291	272,075
Total interest income	$356,184	$348,414	$335,571	$322,166	$306,481

Interest expense:
NOW and interest bearing demand deposits	$5,291	$5,553	$4,613	$4,007	$2,479
Wealth management deposits	9,163	7,091	7,000	7,119	8,287
Money market accounts	25,426	21,451	19,460	16,936	13,260
Savings accounts	5,622	4,959	4,249	3,096	2,907
Time deposits	30,666	27,970	25,654	24,817	21,803
Interest-bearing deposits	76,168	67,024	60,976	55,975	48,736
Federal Home Loan Bank advances	1,774	4,193	2,450	2,563	1,947
Other borrowings	3,466	3,525	3,633	3,199	2,003
Subordinated notes	5,470	2,806	1,775	1,788	1,773
Junior subordinated debentures	2,897	3,064	3,150	2,983	2,940
Total interest expense	$89,775	$80,612	$71,984	$66,508	$57,399

Less: Fully taxable-equivalent adjustment	(1,557)	(1,600)	(1,601)	(1,570)	(1,519)
Net interest income (GAAP) (1)	264,852	266,202	261,986	254,088	247,563
Fully taxable-equivalent adjustment	1,557	1,600	1,601	1,570	1,519
Net interest income, fully taxable-equivalent (non-GAAP) (1)	$266,409	$267,802	$263,587	$255,658	$249,082

(1)	See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information on this performance measure/ratio.

(2)
Interest income on tax-advantaged loans, trading securities and investment securities reflects a taxable-equivalent adjustment based on the marginal federal corporate tax rate in effect as of the applicable period.

TABLE 7: QUARTERLY NET INTEREST MARGIN

	Net Interest Margin for three months ended,
	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018
Yield earned on:
Interest-bearing deposits with banks and cash equivalents	2.15%	2.34%	2.39%	2.14%	2.16%
Investment securities	2.95	3.11	3.19	3.23	2.90
FHLB and FRB stock	5.55	5.47	5.79	5.43	5.54
Liquidity management assets	2.71	3.01	3.09	3.02	2.78
Other earning assets	4.20	4.68	4.91	6.19	3.95
Mortgage loans held-for-sale	3.63	4.42	4.76	5.09	5.51
Loans, net of unearned income	4.93	5.07	5.06	4.87	4.73
Total earning assets	4.53%	4.74%	4.74%	4.58%	4.45%

Rate paid on:
NOW and interest bearing demand deposits	0.72%	0.77%	0.67%	0.60%	0.39%
Wealth management deposits	1.26	1.09	1.09	1.23	1.31
Money market accounts	1.45	1.41	1.33	1.19	0.98
Savings accounts	0.79	0.72	0.63	0.48	0.43
Time deposits	2.18	2.11	1.98	1.83	1.66
Interest-bearing deposits	1.43	1.37	1.29	1.20	1.06
Federal Home Loan Bank advances	1.22	1.93	1.67	1.84	1.80
Other borrowings	3.30	3.37	3.16	3.29	2.96
Subordinated notes	5.02	5.08	5.10	5.14	5.10
Junior subordinated debentures	4.47	4.78	4.97	4.60	4.54
Total interest-bearing liabilities	1.56%	1.51%	1.40%	1.33%	1.17%

Interest rate spread (1)(3)	2.97%	3.23%	3.34%	3.25%	3.28%
Less: Fully taxable-equivalent adjustment	(0.02)	(0.02)	(0.02)	(0.02)	(0.02)
Net free funds/contribution (2)	0.42	0.41	0.38	0.38	0.33
Net interest margin (GAAP) (3)	3.37%	3.62%	3.70%	3.61%	3.59%
Fully taxable-equivalent adjustment	0.02	0.02	0.02	0.02	0.02
Net interest margin, fully taxable-equivalent (non-GAAP) (3)	3.39%	3.64%	3.72%	3.63%	3.61%

(1)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(2)
Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(3)	See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information on this performance measure/ratio.

TABLE 8: YEAR-TO-DATE AVERAGE BALANCES, AND NET INTEREST INCOME AND MARGIN

	Average Balance for nine months ended,		Interest for nine months ended,		Yield/Rate for nine months ended,
(Dollars in thousands)	Sep 30, 2019	Sep 30, 2018	Sep 30, 2019	Sep 30, 2018	Sep 30, 2019	Sep 30, 2018
Interest-bearing deposits with banks and cash equivalents (1)	$1,254,534	$836,710	$21,142	$11,463	2.26%	1.83%
Investment securities (2)	3,563,941	2,943,802	82,142	62,398	3.08	2.83
FHLB and FRB stock	97,624	102,893	4,088	3,988	5.60	5.18
Liquidity management assets (3)(8)	$4,916,099	$3,883,405	$107,372	$77,849	2.92%	2.68%
Other earning assets (3)(4)(8)	15,722	22,190	538	524	4.56	3.15
Mortgage loans held-for-sale	283,966	355,491	8,791	12,329	4.14	4.64
Loans, net of unearned income (3)(5)(8)	24,598,857	22,276,827	923,468	763,614	5.02	4.58
Total earning assets (8)	$29,814,644	$26,537,913	$1,040,169	$854,316	4.66%	4.30%
Allowance for loan losses	(163,518)	(146,287)
Cash and due from banks	284,779	264,294
Other assets	2,482,970	1,984,460
Total assets	$32,418,875	$28,640,380

NOW and interest bearing demand deposits	$2,865,175	$2,357,768	$15,457	$5,765	0.72%	0.33%
Wealth management deposits	2,703,853	2,378,468	23,254	20,721	1.15	1.16
Money market accounts	6,326,336	4,927,639	66,337	26,038	1.40	0.71
Savings accounts	2,768,875	2,728,986	14,830	8,348	0.72	0.41
Time deposits	5,394,651	4,701,247	84,290	49,706	2.09	1.41
Interest-bearing deposits	$20,058,890	$17,094,108	$204,168	$110,578	1.36%	0.86%
Federal Home Loan Bank advances	679,589	768,029	8,417	9,849	1.66	1.71
Other borrowings	433,465	257,175	10,624	5,400	3.28	2.81
Subordinated notes	266,430	139,125	10,051	5,333	5.03	5.11
Junior subordinated debentures	253,566	253,566	9,111	8,239	4.74	4.28
Total interest-bearing liabilities	$21,691,940	$18,512,003	$242,371	$139,399	1.49%	1.01%
Non-interest bearing deposits	6,570,815	6,546,269
Other liabilities	748,722	517,712
Equity	3,407,398	3,064,396
Total liabilities and shareholders’ equity	$32,418,875	$28,640,380
Interest rate spread (6)(8)					3.17%	3.29%
Less: Fully taxable-equivalent adjustment			(4,758)	(4,102)	(0.02)	(0.02)
Net free funds/contribution (7)	$8,122,704	$8,025,910			0.41	0.31
Net interest income/ margin (GAAP) (8)			$793,040	$710,815	3.56%	3.58%
Fully taxable-equivalent adjustment			4,758	4,102	0.02	0.02
Net interest income/ margin, fully taxable-equivalent (non-GAAP) (8)			$797,798	$714,917	3.58%	3.60%

(1)	Includes interest-bearing deposits from banks, federal funds sold and securities purchased under resale agreements.

(2)
Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.

(3)
Interest income on tax-advantaged loans, trading securities and investment securities reflects a taxable-equivalent adjustment based on a marginal federal corporate tax rate in effect as of the applicable period.

(4)	Other earning assets include brokerage customer receivables and trading account securities.

(5)	Loans, net of unearned income, include non-accrual loans.

(6)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(7)
Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(8)	See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 18 for additional information on this performance ratio.

TABLE 9: INTEREST RATE SENSITIVITY

As an ongoing part of its financial strategy, the Company attempts to manage the impact of fluctuations in market interest rates on net interest income. Management measures its exposure to changes in interest rates by modeling many different interest rate scenarios.

The following interest rate scenarios display the percentage change in net interest income over a one-year time horizon assuming increases of 100 and 200 basis points and a decrease of 100 basis points. The Static Shock Scenario results incorporate actual cash flows and repricing characteristics for balance sheet instruments following an instantaneous, parallel change in market rates based upon a static (i.e. no growth or constant) balance sheet. Conversely, the Ramp Scenario results incorporate management’s projections of future volume and pricing of each of the product lines following a gradual, parallel change in market rates over twelve months. Actual results may differ from these simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies. The interest rate sensitivity for both the Static Shock and Ramp Scenario is as follows:

Static Shock Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points
Sep 30, 2019	20.7%	10.5%	(11.9)%
Jun 30, 2019	17.3	8.9	(10.2)
Mar 31, 2019	14.9	7.8	(8.5)
Dec 31, 2018	15.6	7.9	(8.6)
Sep 30, 2018	18.1	9.1	(10.0)

Ramp Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points
Sep 30, 2019	10.1%	5.2%	(5.6)%
Jun 30, 2019	8.3	4.3	(4.6)
Mar 31, 2019	6.7	3.5	(3.3)
Dec 31, 2018	7.4	3.8	(3.6)
Sep 30, 2018	8.5	4.3	(4.2)

TABLE 10: MATURITIES AND SENSITIVITIES TO CHANGES IN INTEREST RATES

	Loans repricing or maturity period
As of September 30, 2019	One year or less	From one to five years	Over five years
(In thousands)				Total

Commercial
Fixed rate	206,052	1,213,099	822,338	2,241,489
Variable rate	5,947,908	6,067	138	5,954,113
Total commercial	$6,153,960	$1,219,166	$822,476	$8,195,602
Commercial real estate
Fixed rate	463,155	2,043,088	341,511	2,847,754
Variable rate	4,573,350	27,555	8	4,600,913
Total commercial real estate	$5,036,505	$2,070,643	$341,519	$7,448,667
Home equity
Fixed rate	23,952	5,642	19,614	49,208
Variable rate	462,790	305	—	463,095
Total home equity	$486,742	$5,947	$19,614	$512,303
Residential real estate
Fixed rate	28,980	19,581	302,634	351,195
Variable rate	57,238	345,029	465,204	867,471
Total residential real estate	$86,218	$364,610	$767,838	$1,218,666
Premium finance receivables - commercial
Fixed rate	3,365,631	84,319	—	3,449,950
Variable rate	—	—	—	—
Total premium finance receivables - commercial	$3,365,631	$84,319	$—	$3,449,950
Premium finance receivables - life insurance
Fixed rate	12,242	121,600	26,667	160,509
Variable rate	4,634,987	—	—	4,634,987
Total premium finance receivables - life insurance	$4,647,229	$121,600	$26,667	$4,795,496
Consumer and other
Fixed rate	51,386	9,802	1,943	63,131
Variable rate	26,356	—	—	26,356
Total consumer and other	$77,742	$9,802	$1,943	$89,487

Total per category
Fixed rate	4,151,398	3,497,131	1,514,707	9,163,236
Variable rate	15,702,629	378,956	465,350	16,546,935
Total loans, net of unearned income	$19,854,027	$3,876,087	$1,980,057	$25,710,171

Variable Rate Loan Pricing by Index:
Prime				$2,252,517
One- month LIBOR				8,439,173
Three- month LIBOR				400,567
Twelve- month LIBOR				5,222,025
Other				232,653
Total variable rate				$16,546,935

1M LIBOR
3M LIBOR
12M LIBOR
PRIME
LIBOR
PRIME
3.30
3.10
2.90
2.70
2.50
2.30
2.10
1.90
1.70
7.00
6.50
6.00
5.50
5.00
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
9/30/18
10/31/18
11/30/18
12/31/18
1/31/19
2/28/19
3/31/19
4/30/19
5/31/19
6/30/19
7/31/19
8/31/19
9/30/19

	9/30/2018	10/31/2018	11/30/2018	12/31/2018	1/31/2019	2/28/2019	3/31/2019	4/30/2019	5/31/2019	6/30/2019	7/31/2019	8/31/2019	9/30/2019
1M Libor	2.26	2.31	2.35	2.50	2.51	2.49	2.49	2.48	2.43	2.40	2.22	2.09	2.02
3M Libor	2.40	2.56	2.74	2.81	2.74	2.62	2.60	2.58	2.50	2.32	2.27	2.14	2.09
12M Libor	2.92	3.08	3.12	3.01	2.98	2.86	2.71	2.72	2.51	2.18	2.19	1.97	2.03
Prime	5.25	5.25	5.25	5.50	5.50	5.50	5.50	5.50	5.50	5.50	5.50	5.25	5.00

Source: Bloomberg

As noted in the table on the previous page, the majority of the Company’s portfolio is tied to LIBOR indices which, as shown in the table above, do not mirror the same changes as the Prime rate when the Federal Reserve raises or lowers interest rates.  Specifically, the Company has $8.4 billion of variable rate loans tied to one-month LIBOR and $5.2 billion of variable rate loans tied to twelve-month LIBOR. The above chart shows:

	Basis Points (bps) Change in
	Prime		1-month LIBOR		12-month LIBOR
Third Quarter 2019	-50	bps	-38	bps	-15	bps
Second Quarter 2019	+0		-9		-53
First Quarter 2019	+0		-1		-30
Fourth Quarter 2018	+25		+24		+9
Third Quarter 2018	+25		+17		+16

TABLE 11: ALLOWANCE FOR CREDIT LOSSES

	Three Months Ended					Nine Months Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Sep 30,	Sep 30,
(Dollars in thousands)	2019	2019	2019	2018	2018	2019	2018
Allowance for loan losses at beginning of period	$160,421	$158,212	$152,770	$149,756	$143,402	$152,770	$137,905
Provision for credit losses	10,834	24,580	10,624	10,401	11,042	46,038	24,431
Other adjustments	(13)	(11)	(27)	(79)	(18)	(51)	(102)
Reclassification (to) from allowance for unfunded lending-related commitments	(30)	(70)	(16)	(150)	(2)	(116)	24
Charge-offs:
Commercial	6,775	17,380	503	6,416	3,219	24,658	8,116
Commercial real estate	809	326	3,734	219	208	4,869	1,176
Home equity	1,594	690	88	715	561	2,372	1,530
Residential real estate	25	287	3	267	337	315	1,088
Premium finance receivables - commercial	1,866	5,009	2,210	1,741	2,512	9,085	10,487
Premium finance receivables - life insurance	—	—	—	—	—	—	—
Consumer and other	117	136	102	148	144	355	732
Total charge-offs	11,186	23,828	6,640	9,506	6,981	41,654	23,129
Recoveries:
Commercial	367	289	318	225	304	974	1,232
Commercial real estate	385	247	480	1,364	193	1,112	4,267
Home equity	183	68	62	105	142	313	436
Residential real estate	203	140	29	47	466	372	2,028
Premium finance receivables - commercial	563	734	556	567	1,142	1,853	2,502
Premium finance receivables - life insurance	—	—	—	—	—	—	—
Consumer and other	36	60	56	40	66	152	162
Total recoveries	1,737	1,538	1,501	2,348	2,313	4,776	10,627
Net charge-offs	(9,449)	(22,290)	(5,139)	(7,158)	(4,668)	(36,878)	(12,502)
Allowance for loan losses at period end	$161,763	$160,421	$158,212	$152,770	$149,756	$161,763	$149,756
Allowance for unfunded lending-related commitments at period end	1,510	1,480	1,410	1,394	1,245	1,510	1,245
Allowance for credit losses at period end	$163,273	$161,901	$159,622	$154,164	$151,001	$163,273	$151,001

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial	0.31%	0.85%	0.01%	0.33%	0.16%	0.39%	0.13%
Commercial real estate	0.02	0.00	0.19	(0.07)	0.00	0.07	(0.06)
Home equity	1.08	0.47	0.02	0.43	0.28	0.52	0.24
Residential real estate	(0.07)	0.06	(0.01)	0.10	(0.06)	(0.01)	(0.15)
Premium finance receivables - commercial	0.15	0.55	0.23	0.16	0.19	0.31	0.39
Premium finance receivables - life insurance	—	—	—	—	—	—	—
Consumer and other	0.27	0.30	0.16	0.30	0.23	0.24	0.58
Total loans, net of unearned income	0.15%	0.36%	0.09%	0.12%	0.08%	0.20%	0.08%

Net charge-offs as a percentage of the provision for credit losses	87.22%	90.68%	48.37%	68.82%	42.27%	80.10%	51.17%
Loans at period-end	$25,710,171	$25,304,659	$24,214,629	$23,820,691	$23,123,951
Allowance for loan losses as a percentage of loans at period end	0.63%	0.63%	0.65%	0.64%	0.65%
Allowance for credit losses as a percentage of loans at period end	0.64	0.64	0.66	0.65	0.65

Provision for credit losses by component for the periods presented:

	Three Months Ended					Nine Months Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Sep 30,	Sep 30,
(Dollars in thousands)	2019	2019	2019	2018	2018	2019	2018
Provision for loan losses	$10,804	$24,510	$10,608	$10,251	$11,040	$45,922	$24,455
Provision for unfunded lending-related commitments	30	70	16	150	2	116	(24)
Provision for credit losses	$10,834	$24,580	$10,624	$10,401	$11,042	$46,038	$24,431

TABLE 12: ALLOWANCE BY LOAN PORTFOLIO

The table below summarizes the calculation of allowance for loan losses for the Company’s core loan portfolio and consumer, niche and purchased loan portfolio, as of September 30, 2019 and June 30, 2019.

	As of September 30, 2019			As of June 30, 2019
(Dollars in thousands)	Recorded Investment	Calculated Allowance	% of its category’s balance	Recorded Investment	Calculated Allowance	% of its category’s balance
Commercial: (1)
Commercial and industrial	$4,368,580	$47,983	1.10%	$4,529,952	$49,451	1.09%
Asset-based lending	1,043,384	8,445	0.81	1,066,231	9,335	0.88
Tax exempt	503,495	2,957	0.59	489,524	2,808	0.57
Leases	749,135	2,069	0.28	674,251	1,879	0.28
Commercial real estate: (1)
Residential construction	35,662	625	1.75	39,633	797	2.01
Commercial construction	810,919	8,757	1.08	792,782	8,523	1.08
Land	168,092	4,801	2.86	138,255	4,193	3.03
Office	964,557	10,066	1.04	925,150	9,778	1.06
Industrial	972,859	7,015	0.72	921,116	6,589	0.72
Retail	960,762	6,718	0.70	930,594	6,515	0.70
Multi-family	1,239,217	12,504	1.01	1,184,025	11,983	1.01
Mixed use and other	1,918,510	14,362	0.75	1,944,182	14,800	0.76
Home equity (1)	479,627	3,702	0.77	489,813	3,595	0.73
Residential real estate (1)	1,191,153	9,314	0.78	1,089,496	8,042	0.74
Total core loan portfolio	$15,405,952	$139,318	0.90%	$15,215,004	$138,288	0.91%
Commercial:
Franchise	$881,287	$8,251	0.94%	$891,481	$8,255	0.93%
Mortgage warehouse lines of credit	314,697	2,481	0.79	275,170	2,195	0.80
Community Advantage - homeowner associations	202,724	507	0.25	192,056	481	0.25
Aircraft	11,112	9	0.08	11,305	9	0.08
Purchased commercial loans (2)	121,188	425	0.35	140,804	480	0.34
Purchased commercial real estate (2)	378,089	90	0.02	400,507	92	0.02
Purchased home equity (2)	32,676	18	0.06	37,557	36	0.10
Purchased residential real estate (2)	27,513	97	0.35	28,682	104	0.36
Premium finance receivables
U.S. commercial insurance loans	3,016,644	7,207	0.24	2,914,625	6,789	0.23
Canada commercial insurance loans (2)	433,306	648	0.15	453,798	725	0.16
Life insurance loans (1)	4,552,555	1,511	0.03	4,487,921	1,426	0.03
Purchased life insurance loans (2)	242,941	—	—	146,557	—	—
Consumer and other (1)	86,437	1,199	1.40	105,966	1,538	1.45
Purchased consumer and other (2)	3,050	2	0.07	3,226	3	0.09
Total consumer, niche and purchased loan portfolio	$10,304,219	$22,445	0.22%	$10,089,655	$22,133	0.22%
Total loans, net of unearned income	$25,710,171	$161,763	0.63%	$25,304,659	$160,421	0.63%

(1)	Excludes purchased loans reported in accordance with ASC 310-20 and ASC 310-30.

(2)	Purchased loans represent loans reported in accordance with ASC 310-20 and ASC 310-30.

TABLE 13: LOAN PORTFOLIO AGING

		90+ days	60-89	30-59
As of September 30, 2019		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial (1)	$43,931	$382	$12,860	$51,487	$8,086,942	$8,195,602
Commercial real estate (1)	21,557	4,992	9,629	33,098	7,379,391	7,448,667
Home equity	7,920	—	95	3,100	501,188	512,303
Residential real estate (1)	13,447	3,244	1,868	1,433	1,198,674	1,218,666
Premium finance receivables - commercial	15,950	10,612	8,853	16,972	3,397,563	3,449,950
Premium finance receivables - life insurance (1)	590	—	17,753	27,795	4,749,358	4,795,496
Consumer and other (1)	224	117	55	272	88,819	89,487
Total loans, net of unearned income	$103,619	$19,347	$51,113	$134,157	$25,401,935	$25,710,171
Aging as a % of Loan Balance:
Commercial (1)	0.5%	0.0%	0.2%	0.6%	98.7%	100.0%
Commercial real estate (1)	0.3	0.1	0.1	0.4	99.1	100.0
Home equity	1.6	—	0.0	0.6	97.8	100.0
Residential real estate (1)	1.1	0.3	0.1	0.1	98.4	100.0
Premium finance receivables - commercial	0.5	0.3	0.2	0.5	98.5	100.0
Premium finance receivables - life insurance (1)	0.0	—	0.4	0.6	99.0	100.0
Consumer and other (1)	0.2	0.1	0.1	0.3	99.3	100.0
Total loans, net of unearned income	0.4%	0.1%	0.2%	0.5%	98.8%	100.0%

(1)
Including PCI loans. PCI loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

		90+ days	60-89	30-59
As of June 30, 2019		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial (1)	$47,604	$1,939	$5,283	$16,102	$8,199,846	$8,270,774
Commercial real estate (1)	20,875	5,124	11,199	72,987	7,166,059	7,276,244
Home equity	8,489	—	321	2,155	516,405	527,370
Residential real estate (1)	14,236	1,867	1,306	1,832	1,098,937	1,118,178
Premium finance receivables - commercial	13,833	6,940	17,977	16,138	3,313,535	3,368,423
Premium finance receivables - life insurance (1)	590	—	18,580	19,673	4,595,635	4,634,478
Consumer and other (1)	220	235	242	227	108,268	109,192
Total loans, net of unearned income	$105,847	$16,105	$54,908	$129,114	$24,998,685	$25,304,659
Aging as a % of Loan Balance:
Commercial (1)	0.6%	0.0%	0.1%	0.2%	99.1%	100.0%
Commercial real estate (1)	0.3	0.1	0.2	1.0	98.4	100.0
Home equity	1.6	—	0.1	0.4	97.9	100.0
Residential real estate (1)	1.3	0.2	0.1	0.2	98.2	100.0
Premium finance receivables - commercial	0.4	0.2	0.5	0.5	98.4	100.0
Premium finance receivables - life insurance (1)	0.0	—	0.4	0.4	99.2	100.0
Consumer and other (1)	0.2	0.2	0.2	0.2	99.2	100.0
Total loans, net of unearned income	0.4%	0.1%	0.2%	0.5%	98.8%	100.0%

(1)
Including PCI loans. PCI loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

TABLE 14: NON-PERFORMING ASSETS, EXCLUDING PCI LOANS, AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")

	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(Dollars in thousands)	2019	2019	2019	2018	2018
Loans past due greater than 90 days and still accruing (1):
Commercial	$—	$488	$—	$—	$5,122
Commercial real estate	—	—	—	—	—
Home equity	—	—	—	—	—
Residential real estate	—	—	30	—	—
Premium finance receivables - commercial	10,612	6,940	6,558	7,799	7,028
Premium finance receivables - life insurance	—	—	168	—	—
Consumer and other	53	172	218	109	233
Total loans past due greater than 90 days and still accruing	10,665	7,600	6,974	7,908	12,383
Non-accrual loans (2):
Commercial	43,931	47,604	55,792	50,984	58,587
Commercial real estate	21,557	20,875	15,933	19,129	17,515
Home equity	7,920	8,489	7,885	7,147	8,523
Residential real estate	13,447	14,236	15,879	16,383	16,062
Premium finance receivables - commercial	15,950	13,833	14,797	11,335	13,802
Premium finance receivables - life insurance	590	590	—	—	—
Consumer and other	224	220	326	348	355
Total non-accrual loans	103,619	105,847	110,612	105,326	114,844
Total non-performing loans:
Commercial	43,931	48,092	55,792	50,984	63,709
Commercial real estate	21,557	20,875	15,933	19,129	17,515
Home equity	7,920	8,489	7,885	7,147	8,523
Residential real estate	13,447	14,236	15,909	16,383	16,062
Premium finance receivables - commercial	26,562	20,773	21,355	19,134	20,830
Premium finance receivables - life insurance	590	590	168	—	—
Consumer and other	277	392	544	457	588
Total non-performing loans	$114,284	$113,447	$117,586	$113,234	$127,227
Other real estate owned	8,584	9,920	9,154	11,968	14,924
Other real estate owned - from acquisitions	8,898	9,917	12,366	12,852	13,379
Other repossessed assets	257	263	270	280	294
Total non-performing assets	$132,023	$133,547	$139,376	$138,334	$155,824
TDRs performing under the contractual terms of the loan agreement	$45,178	$45,862	$48,305	$33,281	$31,487
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.54%	0.58%	0.70%	0.65%	0.85%
Commercial real estate	0.29	0.29	0.23	0.28	0.26
Home equity	1.55	1.61	1.49	1.29	1.47
Residential real estate	1.10	1.27	1.51	1.63	1.74
Premium finance receivables - commercial	0.77	0.62	0.71	0.67	0.72
Premium finance receivables - life insurance	0.01	0.01	0.00	—	—
Consumer and other	0.31	0.36	0.45	0.38	0.51
Total loans, net of unearned income	0.44%	0.45%	0.49%	0.48%	0.55%
Total non-performing assets as a percentage of total assets	0.38%	0.40%	0.43%	0.44%	0.52%
Allowance for loan losses as a percentage of total non-performing loans	141.54%	141.41%	134.55%	134.92%	117.71%

(1)
Loans past due greater than 90 days and still accruing interest included TDRs totaling $5.1 million as of September 30, 2018. As of September 30, 2019, June 30, 2019, March 31, 2019 and December 31, 2018, no TDRs were past due greater than 90 days and still accruing interest.

(2)
Non-accrual loans included TDRs totaling $21.1 million, $30.1 million, $40.1 million, $32.8 million and $34.7 million as of September 30, 2019, June 30, 2019, March 31, 2019, December 31, 2018 and September 30, 2018, respectively.

Non-performing Loans Rollforward, excluding PCI loans:

	Three Months Ended					Nine Months Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Sep 30,	Sep 30,
(Dollars in thousands)	2019	2019	2019	2018	2018	2019	2018
Balance at beginning of period	$113,447	$117,586	$113,234	$127,227	$83,282	$113,234	$90,162
Additions, net	20,781	20,567	24,030	18,553	56,864	65,378	73,875
Return to performing status	(407)	(47)	(14,077)	(6,155)	(3,782)	(14,531)	(8,294)
Payments received	(16,326)	(5,438)	(4,024)	(16,437)	(6,212)	(25,788)	(13,370)
Transfer to OREO and other repossessed assets	(1,493)	(1,486)	(82)	(970)	(659)	(3,061)	(6,168)
Charge-offs	(6,984)	(16,817)	(3,992)	(7,161)	(3,108)	(27,793)	(8,631)
Net change for niche loans (1)	5,266	(918)	2,497	(1,823)	842	6,845	(347)
Balance at end of period	$114,284	$113,447	$117,586	$113,234	$127,227	$114,284	$127,227

(1)	This includes activity for premium finance receivables and indirect consumer loans.

TDRs

	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(Dollars in thousands)	2019	2019	2019	2018	2018
Accruing TDRs:
Commercial	$14,099	$15,923	$19,650	$8,545	$8,794
Commercial real estate	10,370	12,646	14,123	13,895	14,160
Residential real estate and other	20,709	17,293	14,532	10,841	8,533
Total accrual	$45,178	$45,862	$48,305	$33,281	$31,487
Non-accrual TDRs: (1)
Commercial	$7,451	$21,850	$34,390	$27,774	$30,452
Commercial real estate	7,673	2,854	1,517	1,552	1,326
Residential real estate and other	6,006	5,435	4,150	3,495	2,954
Total non-accrual	$21,130	$30,139	$40,057	$32,821	$34,732
Total TDRs:
Commercial	$21,550	$37,773	$54,040	$36,319	$39,246
Commercial real estate	18,043	15,500	15,640	15,447	15,486
Residential real estate and other	26,715	22,728	18,682	14,336	11,487
Total TDRs	$66,308	$76,001	$88,362	$66,102	$66,219

(1)	Included in total non-performing loans.

Other Real Estate Owned

	Three Months Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(Dollars in thousands)	2019	2019	2019	2018	2018
Balance at beginning of period	$19,837	$21,520	$24,820	$28,303	$35,331
Disposals/resolved	(4,501)	(2,397)	(2,758)	(3,848)	(7,291)
Transfers in at fair value, less costs to sell	3,008	1,746	32	997	349
Additions from acquisition	—	—	—	160	1,418
Fair value adjustments	(862)	(1,032)	(574)	(792)	(1,504)
Balance at end of period	$17,482	$19,837	$21,520	$24,820	$28,303

	Period End
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
Balance by Property Type:	2019	2019	2019	2018	2018
Residential real estate	$1,250	$1,312	$3,037	$3,446	$3,735
Residential real estate development	1,282	1,282	1,139	1,426	1,952
Commercial real estate	14,950	17,243	17,344	19,948	22,616
Total	$17,482	$19,837	$21,520	$24,820	$28,303

TABLE 15: NON-INTEREST INCOME

	Three Months Ended					Q3 2019 compared to Q2 2019		Q3 2019 compared to Q3 2018
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(Dollars in thousands)	2019	2019	2019	2018	2018	$ Change	% Change	$ Change	% Change
Brokerage	$4,686	$4,764	$4,516	$4,997	$5,579	$(78)	(2)%	$(893)	(16)%
Trust and asset management	19,313	19,375	19,461	17,729	17,055	(62)	—	2,258	13
Total wealth management	23,999	24,139	23,977	22,726	22,634	(140)	(1)	1,365	6
Mortgage banking	50,864	37,411	18,158	24,182	42,014	13,453	36	8,850	21
Service charges on deposit accounts	9,972	9,277	8,848	9,065	9,331	695	7	641	7
Gains (losses) on investment securities, net	710	864	1,364	(2,649)	90	(154)	(18)	620	NM
Fees from covered call options	—	643	1,784	626	627	(643)	(100)	(627)	(100)
Trading gains (losses), net	11	(44)	(171)	(155)	(61)	55	(125)	72	NM
Operating lease income, net	12,025	11,733	10,796	10,882	9,132	292	2	2,893	32
Other:
Interest rate swap fees	4,811	3,224	2,831	2,602	2,359	1,587	49	2,452	104
BOLI	830	1,149	1,591	(466)	3,190	(319)	(28)	(2,360)	NM
Administrative services	1,086	1,009	1,030	1,260	1,099	77	8	(13)	(1)
Foreign currency remeasurement (losses) gains	(55)	113	464	(1,149)	348	(168)	(149)	(403)	NM
Early pay-offs of capital leases	6	—	5	3	11	6	NM	(5)	(45)
Miscellaneous	10,878	8,640	10,980	8,381	9,156	2,238	26	1,722	19
Total Other	17,556	14,135	16,901	10,631	16,163	3,421	24	1,393	9
Total Non-Interest Income	$115,137	$98,158	$81,657	$75,308	$99,930	$16,979	17%	$15,207	15%
NM - Not meaningful.

	Nine Months Ended
	Sep 30,	Sep 30,	$	%
(Dollars in thousands)	2019	2018	Change	Change
Brokerage	$13,966	$17,394	$(3,428)	(20)%
Trust and asset management	58,149	50,843	7,306	14
Total wealth management	72,115	68,237	3,878	6
Mortgage banking	106,433	112,808	(6,375)	(6)
Service charges on deposit accounts	28,097	27,339	758	3
Gains on investment securities, net	2,938	(249)	3,187	NM
Fees from covered call options	2,427	2,893	(466)	(16)
Trading (losses) gains, net	(204)	166	(370)	NM
Operating lease income, net	34,554	27,569	6,985	25
Other:
Interest rate swap fees	10,866	8,425	2,441	29
BOLI	3,570	5,448	(1,878)	(34)
Administrative services	3,125	3,365	(240)	(7)
Foreign currency remeasurement gain (loss)	522	(524)	1,046	NM
Early pay-offs of leases	11	598	(587)	(98)
Miscellaneous	30,498	24,767	5,731	23
Total Other	48,592	42,079	6,513	15
Total Non-Interest Income	$294,952	$280,842	$14,110	5%
NM - Not meaningful.

TABLE 16: MORTGAGE BANKING REVENUE

	Three Months Ended					Nine Months Ended
(Dollars in thousands)	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Sep 30, 2019	Sep 30, 2018
Originations:
Retail originations	$913,631	$669,510	$365,602	$463,196	$642,213	$1,948,743	$1,949,036
Correspondent originations	50,639	182,966	148,100	289,101	310,446	381,705	559,896
Veterans First originations	456,005	301,324	164,762	175,483	199,774	922,091	518,726
Total originations for sale (A)	$1,420,275	$1,153,800	$678,464	$927,780	$1,152,433	$3,252,539	$3,027,658
Originations for investment	154,897	106,237	93,689	93,275	54,172	354,823	165,655
Total originations	$1,575,172	$1,260,037	$772,153	$1,021,055	$1,206,605	$3,607,362	$3,193,313

Purchases as a percentage of originations for sale	48%	63%	67%	71%	76%	57%	77%
Refinances as a percentage of originations for sale	52	37	33	29	24	43	23
Total	100%	100%	100%	100%	100%	100%	100%

Production Margin:
Production revenue (B) (1)	$42,713	$29,895	$16,606	$18,657	$25,253	$89,214	$73,593
Production margin (B / A)	3.01%	2.59%	2.45%	2.01%	2.19%	2.74%	2.43%

Mortgage Servicing:
Loans serviced for others (C)	$7,901,045	$7,515,186	$7,014,269	$6,545,870	$5,904,300
MSRs, at fair value (D)	75,585	72,850	71,022	75,183	74,530
Percentage of MSRs to loans serviced for others (D / C)	0.96%	0.97%	1.01%	1.15%	1.26%

Components of Mortgage Banking Revenue:
Production revenue	$42,713	$29,895	$16,606	$18,657	$25,253	$89,214	$73,593
MSR - current period capitalization	14,029	9,802	6,580	9,683	11,330	30,411	23,378
MSR - collection of expected cash flows - paydowns	(456)	(457)	(505)	(496)	(689)	(1,418)	(1,771)
MSR - collection of expected cash flows - payoffs	(6,781)	(3,619)	(1,492)	(896)	(392)	(11,892)	(1,876)
MSR - changes in fair value model assumptions	(4,058)	(4,305)	(8,744)	(7,638)	1,077	(17,107)	7,307
Gain on derivative contract held as an economic hedge, net	82	920	—	—	—	1,002	—
MSR valuation adjustment, net of gain on derivative contract held as an economic hedge	(3,976)	(3,385)	(8,744)	(7,638)	1,077	(16,105)	7,307
Servicing income	5,989	5,460	5,460	4,917	3,942	16,909	10,352
Other	(654)	(285)	253	(45)	1,493	(686)	1,825
Total mortgage banking revenue	$50,864	$37,411	$18,158	$24,182	$42,014	$106,433	$112,808

(1)
Production revenue represents revenue earned from the origination and subsequent sale of mortgages, including gains on loans sold and fees from originations, processing and other related activities, and excludes servicing fees, changes in the fair value of servicing rights and changes to the mortgage recourse obligation.

TABLE 17: NON-INTEREST EXPENSE

	Three Months Ended					Q3 2019 compared to Q2 2019		Q3 2019 compared to Q3 2018
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(Dollars in thousands)	2019	2019	2019	2018	2018	$ Change	% Change	$ Change	% Change
Salaries and employee benefits:
Salaries	$78,067	$75,360	$74,037	$67,708	$69,893	$2,707	4%	$8,174	12%
Commissions and incentive compensation	40,289	36,486	31,599	33,656	34,046	3,803	10	6,243	18
Benefits	22,668	21,886	20,087	20,747	19,916	782	4	2,752	14
Total salaries and employee benefits	141,024	133,732	125,723	122,111	123,855	7,292	5	17,169	14
Equipment	13,314	12,759	11,770	11,523	10,827	555	4	2,487	23
Operating lease equipment depreciation	8,907	8,768	8,319	8,462	7,370	139	2	1,537	21
Occupancy, net	14,991	15,921	16,245	15,980	14,404	(930)	(6)	587	4
Data processing	6,522	6,204	7,525	8,447	9,335	318	5	(2,813)	(30)
Advertising and marketing	13,375	12,845	9,858	9,414	11,120	530	4	2,255	20
Professional fees	8,037	6,228	5,556	9,259	9,914	1,809	29	(1,877)	(19)
Amortization of other intangible assets	2,928	2,957	2,942	1,407	1,163	(29)	(1)	1,765	NM
FDIC insurance	148	4,127	3,576	4,044	4,205	(3,979)	(96)	(4,057)	(96)
OREO expense, net	1,170	1,290	632	1,618	596	(120)	NM	574	96
Other:
Commissions - 3rd party brokers	734	749	718	779	1,059	(15)	(2)	(325)	(31)
Postage	2,321	2,606	2,450	2,047	2,205	(285)	(11)	116	5
Miscellaneous	21,083	21,421	19,060	16,242	17,584	(338)	(2)	3,499	20
Total other	24,138	24,776	22,228	19,068	20,848	(638)	(3)	3,290	16
Total Non-Interest Expense	$234,554	$229,607	$214,374	$211,333	$213,637	$4,947	2%	$20,917	10%
NM - Not meaningful.

	Nine Months Ended
	Sep 30,	Sep 30,	$	%
(Dollars in thousands)	2019	2018	Change	Change
Salaries and employee benefits:
Salaries	$227,464	$198,855	$28,609	14%
Commissions and incentive compensation	108,374	101,902	6,472	6
Benefits	64,641	57,209	7,432	13
Total salaries and employee benefits	400,479	357,966	42,513	12
Equipment	37,843	31,426	6,417	20
Operating lease equipment depreciation	25,994	20,843	5,151	25
Occupancy, net	47,157	41,834	5,323	13
Data processing	20,251	26,580	(6,329)	(24)
Advertising and marketing	36,078	31,726	4,352	14
Professional fees	19,821	23,047	(3,226)	(14)
Amortization of other intangible assets	8,827	3,164	5,663	NM
FDIC insurance	7,851	13,165	(5,314)	(40)
OREO expense, net	3,092	4,502	(1,410)	(31)
Other:
Commissions - 3rd party brokers	2,201	3,485	(1,284)	(37)
Postage	7,377	6,638	739	11
Miscellaneous	61,564	50,379	11,185	22
Total other	71,142	60,502	10,640	18
Total Non-Interest Expense	$678,535	$614,755	$63,780	10%
NM - Not meaningful.

TABLE 18: SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES/RATIOS

The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), taxable-equivalent net interest margin (including its individual components), the taxable-equivalent efficiency ratio, tangible common equity ratio, tangible book value per common share and return on average tangible common equity. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the Company's interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.

Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis using tax rates effective as of the end of the period. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a fully taxable-equivalent basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. The Company references the return on average tangible common equity as a measurement of profitability.

	Three Months Ended					Nine Months Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Sep 30,	Sep 30,
(Dollars and shares in thousands)	2019	2019	2019	2018	2018	2019	2018
Reconciliation of Non-GAAP Net Interest Margin and Efficiency Ratio:
(A) Interest Income (GAAP)	$354,627	$346,814	$333,970	$320,596	$304,962	$1,035,411	$850,214
Taxable-equivalent adjustment:
- Loans	978	1,031	1,034	980	941	3,043	2,423
- Liquidity Management Assets	574	568	565	586	575	1,707	1,672
- Other Earning Assets	5	1	2	4	3	8	7
(B) Interest Income (non-GAAP)	$356,184	$348,414	$335,571	$322,166	$306,481	$1,040,169	$854,316
(C) Interest Expense (GAAP)	$89,775	$80,612	$71,984	$66,508	$57,399	$242,371	$139,399
(D) Net Interest Income (GAAP) (A minus C)	$264,852	$266,202	$261,986	$254,088	$247,563	$793,040	$710,815
(E) Net Interest Income (non-GAAP) (B minus C)	$266,409	$267,802	$263,587	$255,658	$249,082	$797,798	$714,917
Net interest margin (GAAP)	3.37%	3.62%	3.70%	3.61%	3.59%	3.56%	3.58%
Net interest margin, fully taxable-equivalent (non-GAAP)	3.39%	3.64%	3.72%	3.63%	3.61%	3.58%	3.60%
(F) Non-interest income	$115,137	$98,158	$81,657	$75,308	$99,930	$294,952	$280,842
(G) Gains (losses) on investment securities, net	710	864	1,364	(2,649)	90	2,938	(249)
(H) Non-interest expense	234,554	229,607	214,374	211,333	213,637	678,535	614,755
Efficiency ratio (H/(D+F-G))	61.84%	63.17%	62.63%	63.65%	61.50%	62.53%	61.98%
Efficiency ratio (non-GAAP) (H/(E+F-G))	61.59%	62.89%	62.34%	63.35%	61.23%	62.26%	61.72%

Reconciliation of Non-GAAP Tangible Common Equity Ratio:
Total shareholders’ equity (GAAP)	$3,540,325	$3,446,950	$3,371,972	$3,267,570	$3,179,822
Less: Non-convertible preferred stock (GAAP)	(125,000)	(125,000)	(125,000)	(125,000)	(125,000)
Less: Intangible assets (GAAP)	(627,972)	(631,499)	(620,224)	(622,565)	(564,938)
(I) Total tangible common shareholders’ equity (non-GAAP)	$2,787,353	$2,690,451	$2,626,748	$2,520,005	$2,489,884
(J) Total assets (GAAP)	$34,911,902	$33,641,769	$32,358,621	$31,244,849	$30,142,731
Less: Intangible assets (GAAP)	(627,972)	(631,499)	(620,224)	(622,565)	(564,938)
(K) Total tangible assets (non-GAAP)	$34,283,930	$33,010,270	$31,738,397	$30,622,284	$29,577,793
Common equity to assets ratio (GAAP) (L/J)	9.8%	9.9%	10.0%	10.1%	10.1%
Tangible common equity ratio (non-GAAP) (I/K)	8.1%	8.2%	8.3%	8.2%	8.4%

	Three Months Ended					Nine Months Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Sep 30,	Sep 30,
(Dollars and shares in thousands)	2019	2019	2019	2018	2018	2019	2018
Reconciliation of Non-GAAP Tangible Book Value per Common Share:
Total shareholders’ equity	$3,540,325	$3,446,950	$3,371,972	$3,267,570	$3,179,822
Less: Preferred stock	(125,000)	(125,000)	(125,000)	(125,000)	(125,000)
(L) Total common equity	$3,415,325	$3,321,950	$3,246,972	$3,142,570	$3,054,822
(M) Actual common shares outstanding	56,698	56,668	56,639	56,408	56,377
Book value per common share (L/M)	$60.24	$58.62	$57.33	$55.71	$54.19
Tangible book value per common share (non-GAAP) (I/M)	$49.16	$47.48	$46.38	$44.67	$44.16

Reconciliation of Non-GAAP Return on Average Tangible Common Equity:
(N) Net income applicable to common shares	$97,071	$79,416	$87,096	$77,607	$89,898	$263,583	$257,359
Add: Intangible asset amortization	2,928	2,957	2,942	1,407	1,163	8,827	3,164
Less: Tax effect of intangible asset amortization	(773)	(771)	(731)	(366)	(292)	(2,277)	(798)
After-tax intangible asset amortization	2,155	2,186	2,211	1,041	871	6,550	2,366
(O) Tangible net income applicable to common shares (non-GAAP)	$99,226	$81,602	$89,307	$78,648	$90,769	$270,133	$259,725
Total average shareholders' equity	$3,496,714	$3,414,340	$3,309,078	$3,200,654	$3,131,943	$3,407,398	$3,064,396
Less: Average preferred stock	(125,000)	(125,000)	(125,000)	(125,000)	(125,000)	(125,000)	(125,000)
(P) Total average common shareholders' equity	$3,371,714	$3,289,340	$3,184,078	$3,075,654	$3,006,943	$3,282,398	$2,939,396
Less: Average intangible assets	(630,279)	(624,794)	(622,240)	(574,757)	(547,552)	(625,800)	(539,281)
(Q) Total average tangible common shareholders’ equity (non-GAAP)	$2,741,435	$2,664,546	$2,561,838	$2,500,897	$2,459,391	$2,656,598	$2,400,115
Return on average common equity, annualized (N/P)	11.42%	9.68%	11.09%	10.01%	11.86%	10.74%	11.71%
Return on average tangible common equity, annualized (non-GAAP) (O/Q)	14.36%	12.28%	14.14%	12.48%	14.64%	13.60%	14.47%

WINTRUST SUBSIDIARIES AND LOCATIONS

Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, N.A., Hinsdale Bank & Trust Company, Wintrust Bank, N.A., in Chicago, Libertyville Bank & Trust Company, N.A., Barrington Bank & Trust Company, N.A., Crystal Lake Bank & Trust Company, N.A., Northbrook Bank & Trust Company, N.A., Schaumburg Bank & Trust Company, N.A., Village Bank & Trust, N.A., in Arlington Heights, Beverly Bank & Trust Company, N.A. in Chicago, Wheaton Bank & Trust Company, N.A., State Bank of The Lakes, N.A., in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank, N.A., in Hartland, Wisconsin.

The banks also operate facilities in Illinois in Addison, Algonquin, Aurora, Bloomingdale, Buffalo Grove, Cary, Clarendon Hills, Crete, Deerfield, Des Plaines, Downers Grove, Elgin, Elk Grove Village, Elmhurst, Evanston, Evergreen Park, Frankfort, Geneva, Glen Ellyn, Glencoe, Glenview, Gurnee, Grayslake, Hanover Park, Highland Park, Highwood, Hoffman Estates, Island Lake, Itasca, Joliet, Lake Bluff, Lake Villa, Lansing, Lemont, Lindenhurst, Lynwood, Markham, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, North Chicago, Northfield, Norridge, Oak Lawn, Orland Park, Palatine, Park Ridge, Prospect Heights, Ravinia, Riverside, Rolling Meadows, Roselle, Round Lake Beach, Shorewood, Skokie, South Holland, Spring Grove, Steger, Stone Park, Vernon Hills, Wauconda, Waukegan, Western Springs, Willowbrook, Wilmette, Winnetka and Wood Dale, in Albany, Burlington, Clinton, Darlington, Delafield, Delavan, Elm Grove, Genoa City, Kenosha, Lake Geneva, Madison, Menomonee Falls, Milwaukee, Monroe, Pewaukee, Racine, Sharon, Wales, Walworth and Wind Lake, Wisconsin, in Dyer, Indiana and in Naples, Florida.

Additionally, the Company operates various non-bank business units:

•
FIRST Insurance Funding, a division of Lake Forest Bank & Trust Company, N.A., and Wintrust Life Finance, a division of Lake Forest Bank & Trust Company, N.A., serve commercial and life insurance loan customers, respectively, throughout the United States.

•	First Insurance Funding of Canada serves commercial insurance loan customers throughout Canada.

•
Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States.

•
Wintrust Mortgage, a division of Barrington Bank & Trust Company, N.A., engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices.

•	Wintrust Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest.

•	Great Lakes Advisors LLC provides money management services and advisory services to individual accounts.

•	The Chicago Trust Company, N.A., a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location.

•	Wintrust Asset Finance offers direct leasing opportunities.

•	CDEC provides Qualified Intermediary services (as defined by U.S. Treasury regulations) for taxpayers seeking to structure tax-deferred like-kind exchanges under Internal Revenue Code Section 1031.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2018 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•
economic conditions that affect the economy, housing prices, the job market and other factors that may adversely affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;

•	negative effects suffered by us or our customers resulting from changes in U.S. trade policies;

•	the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;

•	estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;

•	the financial success and economic viability of the borrowers of our commercial loans;

•	commercial real estate market conditions in the Chicago metropolitan area and southern Wisconsin;

•	the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in the Company’s allowance for loan and lease losses;

•	inaccurate assumptions in our analytical and forecasting models used to manage our loan portfolio;

•
changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;

•
competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services), which may result in loss of market share and reduced income from deposits, loans, advisory fees and income from other products;

•	failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of the Company’s recent or future acquisitions;

•	unexpected difficulties and losses related to FDIC-assisted acquisitions;

•	harm to the Company’s reputation;

•	any negative perception of the Company’s financial strength;

•	ability of the Company to raise additional capital on acceptable terms when needed;

•	disruption in capital markets, which may lower fair values for the Company’s investment portfolio;

•	ability of the Company to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations and to manage risks associated therewith;

•	failure or breaches of our security systems or infrastructure, or those of third parties;

•	security breaches, including denial of service attacks, hacking, social engineering attacks, malware intrusion or data corruption attempts and identity theft;

•	adverse effects on our information technology systems resulting from failures, human error or cyberattacks;

•	adverse effects of failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly our information technology vendors;

•	increased costs as a result of protecting our customers from the impact of stolen debit card information;

•	accuracy and completeness of information the Company receives about customers and counterparties to make credit decisions;

•	ability of the Company to attract and retain senior management experienced in the banking and financial services industries;

•	environmental liability risk associated with lending activities;

•	the impact of any claims or legal actions to which the Company is subject, including any effect on our reputation;

•	losses incurred in connection with repurchases and indemnification payments related to mortgages and increases in reserves associated therewith;

•	the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

•	the soundness of other financial institutions;

•	the expenses and delayed returns inherent in opening new branches and de novo banks;

•	examinations and challenges by tax authorities, and any unanticipated impact of the Tax Act;

•	changes in accounting standards, rules and interpretations such as the new CECL standard, and the impact on the Company’s financial statements;

•	the ability of the Company to receive dividends from its subsidiaries;

•	uncertainty about the future of LIBOR;

•	a decrease in the Company’s capital ratios, including as a result of declines in the value of its loan portfolios, or otherwise;

•	legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies;

•	a lowering of our credit rating;

•	changes in U.S. monetary policy and changes to the Federal Reserve’s balance sheet as a result of the end of its program of quantitative easing or otherwise;

•	restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business resulting from the Dodd-Frank Act;

•	increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the regulatory environment;

•	the impact of heightened capital requirements;

•	increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;

•	delinquencies or fraud with respect to the Company’s premium finance business;

•	credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;

•	the Company’s ability to comply with covenants under its credit facility; and

•	fluctuations in the stock market, which may have an adverse impact on the Company’s wealth management business and brokerage operation.

Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by the Company. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events after the date of the press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEBCAST AND REPLAY

The Company will hold a conference call on Thursday, October 17, 2019 at 1:00 p.m. (Central Time) regarding third quarter 2019 results. Individuals interested in listening should call (877) 363-5049 and enter Conference ID #6168809. A simultaneous audio-only webcast and replay of the conference call as well as an accompanying slide presentation may be accessed via the Company’s website at https://www.wintrust.com, Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the third quarter 2019 earnings press release will be available on the home page of the Company’s website at https://www.wintrust.com and at the Investor Relations, Investor News and Events, Press Releases link on its website.